Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Farmland Partners Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	248,734	$14.14	$3,517,098.76	.0000927	$326.04
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$3,517,098.76		$326.04
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$326.04

(1)	Including an indeterminate number of shares which may be issued with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)	Estimated solely for purposes of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act, based on the average of the high and low reported sales prices of our common stock on the New York Stock Exchange on August 5, 2022.